UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 28, 2016

Winnebago Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-06403	42-0802678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 152, Forest City, Iowa		50436
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code   641-585-3535

______________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On October 26, 2016, the Company announced the termination of its remaining postretirement health care benefits to all participants. Beginning January 1, 2017, postretirement health care benefits will be discontinued for retirees under age 65.
As a result of this plan termination, our remaining long-term liabilities for postretirement health care benefits of approximately $6.0 million will be eliminated as well as the corresponding deferred tax asset of $2.3 million with a corresponding increase to prior service credit included within accumulated other comprehensive income, net of tax.
Effective in the first quarter of Fiscal 2017, this plan termination will result in a significant acceleration of amortization of postretirement prior service benefits, net of actuarial losses reducing operating expenses in the first two quarters of Fiscal 2017, as all benefits will be fully amortized by January 1, 2017. When considering the impact of the plan termination, postretirement health care benefit income (amortization of prior service benefit net of actuarial loss) for Fiscal 2017 is estimated to be $24.4 million compared to $6.1 million in Fiscal 2016. The following table illustrates the estimated current year quarterly impact as compared to the prior year:

In millions	Fiscal 2017	Fiscal 2016
Q1	$12.6	$1.3
Q2	11.8	1.6
Q3	—	1.6
Q4	—	1.6
Total postretirement health care benefit income	$24.4	$6.1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINNEBAGO INDUSTRIES, INC.
(Registrant)

Date:	October 28, 2016	By:	/s/ Scott C. Folkers
		Name:	Scott C. Folkers
		Title:	Vice President, General Counsel and Secretary